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                                                                    EXHIBIT 11.1

                            ALLEGIANCE TELECOM, INC.

                   COMPUTATION OF PER SHARE EARNINGS (LOSS)

                         Year Ended December 31, 1999

               (In thousands, except share and per share amounts)

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

                                                           Number of Shares    Percent Outstanding   Equivalent Shares
                                                           ----------------    -------------------   -----------------
Prior to Initial Public Offering
       1997 Common Stock Offering                                      639              100.00%                639

After Initial Public Offering
       1997 Common Stock Offering                                      639              100.00%                639
       1998 Common Stock Offering                               15,000,000              100.00%         15,000,000
       Preferred Stock Converted to Common Stock                60,511,692              100.00%         60,511,692
       Treasury Shares                                             (25,312)              84.93%            (21,498)
       1999 Employee Stock Discount
         Purchase Plan Shares Issued                                45,574               74.28%            108,133
       1999 Common Stock Offering                               21,041,100               70.07%         14,742,865
       Warrants Exercised                                          560,502               58.32%            326,873
       Stock Options Exercised - 1997 Plan                         157,629               36.94%             58,221
       Stock Options Exercised - 1998 Plan                          42,541               22.41%              9,536
                                                                                                    --------------
                                                                                                        90,736,461

WEIGHTED AVERAGE SHARES OUTSTANDING                                                                     90,736,461

NET LOSS APPLICABLE TO COMMON STOCK                                                                 $     (214,868)

NET LOSS PER SHARE, BASIC AND DILUTED                                                               $        (2.37)
                                                                                                    ==============
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